Exhibit 99.1
MILESTONE SCIENTIFIC ACQUIRES ADDITIONAL PATENT RIGHTS
FOR PAINLESS INJECTIONS AND RESOLVES RELATED
LITIGATIONS
LIVINGSTON, N.J. – (PR NEWSWIRE) – October 2, 2008 – Milestone Scientific Inc. (OTCBB:MLSS), the recognized leader in advanced injection technologies, today announced that it has acquired additional patent rights with respect to painless anesthetic injections – specifically rights related to controlling the flow rate or pressures used in providing these injections – through issuance of 260,000 shares of restricted common stock. In connection with this acquisition, Milestone also agreed to terminate its Declaratory Judgment action against Dr. Milton Hodosh related to claimed infringements of his patent rights and Dr. Hodosh agreed to terminate his existing infringement action against the Company. Each party is responsible for their own attorney fees.
Joe Martin, Chief Executive Officer of Milestone, stated, “We are pleased to have acquired these additional patent rights, which strengthens our position as the dominant leader of advanced technology for administering painless anesthetic injections without expending any of our cash resources. Also, the related settlement of our Declaratory Judgment action against Dr. Hodosh and his infringement action against us eliminates further legal expense.”
About Milestone Scientific Inc.
Headquartered in Livingston, New Jersey, Milestone Scientific is engaged in pioneering proprietary, highly innovative technological solutions for the medical and dental markets. Central to the Company’s IP platform and product development strategy is its patented CompuFlo® technology for the improved and painless delivery of local anesthetic. Specifically, CompuFlo is a computer-controlled, pressure sensitive infusion, perfusion, suffusion and aspiration technology, which provides real-time readouts of pressures, fluid densities and flow rates, enabling the advanced delivery and removal of a wide array of fluids. The STA™ (Single Tooth Anesthesia) System computer-controlled local anesthesia delivery system which uses this technology provides dentists with audible and visual signals as to in-tissue pressure. Milestone’s existing painless injection systems are currently sold in 25 countries. For more information on these and other innovative Milestone products, please visit the Company’s web sites found at www.milesci.com and www.sta4u.com.
Safe Harbor Statement
This press release may contain forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2007. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group
Dodi Handy, President and CEO
For Media Inquiries: Tiffany Korkis or John Morrison, Directors, Elite Media Group
407-585-1080 or via email at mlss@efcg.net